Midwest Air Group, Inc. 6744 South Howell Avenue Oak Creek, Wisconsin 53154-1402 414-570-4000 www.midwestairlines.com Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
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FOR IMMEDIATE RELEASE
August 13, 2004

MIDWEST AIR GROUP NAMES NEW CHIEF FINANCIAL OFFICER

Milwaukee, Wisconsin, August 13, 2004 – Midwest Air Group, Inc. (NYSE:MEH) today announced the appointment of Curtis E. Sawyer as senior vice president and chief financial officer. He will join the airline holding company September 7.

Sawyer will be responsible for business analysis, treasury, investor relations, tax, regulatory reporting, information technology, purchasing and other financial-related functions for Midwest Airlines and its Skyway Airlines subsidiary. He replaces Robert S. Bahlman, who has served as chief financial officer since 1996; Bahlman has announced his intention to resign as chief financial officer for family reasons.

“Curt’s talents are a wonderful fit for us, particularly his strong background in aviation and transportation,” said Timothy E. Hoeksema, chairman and chief executive officer. “We’re looking forward to putting his skills to good use as we work to return to profitability by growing revenue and maintaining tight cost controls.”

Sawyer brings extensive experience to Midwest Air Group. He is currently vice president and chief financial officer of Memphis, Tenn.-based Pinnacle Airlines, operating as Northwest Airlink – a position he has held since 1997. He also served as director of aircraft transactions for Northwest Airlines from 1996-1997. Prior to joining Northwest, he was senior vice president, chief financial officer and controller for Lend Lease Trucks, Minneapolis, from 1993 to 1995; served as vice president of finance for Renaissance Cruises, Ft. Lauderdale, Fla. from 1991 to 1993; and held a series of increasingly responsible financial positions for Ryder System, Miami, from 1978 to 1991 and Xerox Corporation, Rochester, N.Y., from 1975 to 1978.

Sawyer holds a bachelor’s degree in economics from Stanford University and a master’s of business administration degree in finance and international business from the University of California at Berkeley.

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Celebrating 20 years of providing customers with “The best care in the air,” Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 49 cities. More information is available at www.midwestairlines.com.

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